For Immediate Release
Garet Hayes
Hope-Beckham Inc. for Caribou Coffee
P: 404-604-2602
ghayes@hopebeckham.com
Caribou Coffee Company Enters Asian Market
License Partner Plans To Develop Up To 50 Caribou Coffee Stores in South Korea Over 10 Years
MINNEAPOLIS (December 13, 2006) — Caribou Coffee Company, Inc. (NASDAQ: CBOU) announced today its first entry into the Asian market with plans to develop a minimum of 25 Caribou Coffee stores in South Korea over the next five years through a licensing agreement with E & Z Coffee Company.
The first Caribou Coffee store is expected to open in Seoul during the first quarter of 2007. The agreement allows for up to 50 stores over the next 10 years.
“Entering the Asian market is extremely exciting for Caribou Coffee,” said Michael J. Coles, Chairman and CEO of Caribou Coffee. “This market has potential for enormous growth, and allows us to bring our high quality coffee to new consumers in Seoul and throughout South Korea. We are pleased to work with E & Z Coffee Company, given their extensive experience and success in building other strong American brands throughout South Korea.”
The principles from the E & Z Coffee Company feel Caribou Coffee has great potential for growth in Korea. “We are excited to play a key role in bringing Caribou Coffee into South Korea,” said Chai Woo Yi, President of E & Z Coffee Company. “We know Korean customers will recognize Caribou Coffee as a premium brand which offers better quality coffee, excellent service and a warm, welcoming environment.”
“We are doing this because we truly believe that Caribou Coffee will be the best coffee brand in the Korean market,” said In Tae Jung, Chairman and CEO of E & Z Coffee Company. “We expect to become the leading gourmet coffee company throughout South Korea within the next five years.”
About Caribou Coffee
Caribou Coffee Company Inc. (NASDAQ: CBOU), founded in 1992 and headquartered in Minneapolis, Minnesota, is the second largest, company-owned, gourmet coffeehouse operator in the United States based on the number of coffeehouses. Caribou Coffee operates 432 coffeehouses, including sixteen licensed locations. Caribou Coffee’s coffeehouses are located in 17 states and the District of Columbia. Caribou Coffee offers its customers high-quality, gourmet coffee and espresso-based beverages, as well as specialty teas, baked goods, whole bean coffee, branded merchandise and related products. Caribou Coffee also sells products to club stores, grocery stores, mass merchandisers, office coffee providers, airlines, hotels, sports and entertainment venues, college campuses and other commercial customers. In addition, Caribou Coffee licenses third parties to use the Caribou Coffee brand on quality food and merchandise items. Caribou Coffee focuses on creating a unique experience for customers through a combination of high- quality products, a comfortable and welcoming coffeehouse environment and customer service. For more information, visit the Caribou Coffee Web site at www.cariboucoffee.com.
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